Exhibit 99.1
Williams Partners L.P. Annual and Specific Pre-approval Procedure to
Engage Independent Accountant
I. Introduction:
Under the Sarbanes-Oxley Act of 2002 (“Act”), the Audit Committee of the Board of Directors is required to pre-approve the audit and permissible non-audit services performed by the independent accountants. The Company will not use its independent accountant for any of the services prohibited by the Act or the rules of the Securities and Commission (“SEC”) or Public Company Accounting Oversight Board (“PCAOB”). It is the intent of the Audit Committee to maintain this procedure in a manner consistent with SEC rules and PCAOB rules and other relevant criteria as they may change from time to time. This Procedure may be updated from time to time based on changes in such criteria, or otherwise as determined in the reasonable judgment of the Audit Committee.
II. Procedures:
A. General:
     All services provided by the independent accountant will be subject to pre-approval by the Audit Committee. Requests to use the Company’s independent accountant for audit or non-audit services, and the related fees, will be approved by the Audit Committee before the commencement of such services.
     The Audit Committee generally pre-approves most of the Audit services for the fiscal year (regardless of the year in which such services are performed) as part of its annual process for approving the independent auditor’s engagement, but the Audit Committee will separately pre-approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. For all other services, the Audit Committee will pre-approve the performance of such services under this Procedure. The Appendices to this Procedure describe such services that have been pre-approved by the Audit Committee as of the date of this Procedure and all other services must be separately pre-approved by the Audit Committee.
B. Requests for Pre-Approval:
     Requests for pre-approvals of permissible services, whether subject to ad hoc pre-approval or annual pre-approval of the types of services described on Appendix A, must (1) be accompanied by appropriate details (see template in Appendix B) of the particular services provided, (2) inform the Audit Committee about each service and (3) not result in the delegation of the Audit Committee’s authority with respect to pre-approvals to management. Monetary limits cannot be the only basis for approval as they do not meet criteria (1) and (2) above.

Details referenced in (1) above must provide sufficient information to enable the Audit Committee to make a well-reasoned assessment of the impact of the service on the accountant’s independence.
     For pre-approval requests relating to permissible tax services, the support for such services must be in written form and describe the: scope of the service; fee structure; any side letter or other amendment to the engagement letter; any compensation or similar arrangement between the independent accountants and any 3rd party promoting, marketing or recommending the transaction covered by the service.
     Requests for services will be submitted to the General Auditor for consideration by the Audit Committee.
C. Term and Fees:
     The term of approvals, including for services set forth on the Appendices, is 12 months from the date of approval, unless the Audit Committee specifies a different period. Audit Committee approval will include fee levels for each approved service, including as set forth on Appendix A, and, to the extent a particular service exceeds its corresponding fee level, any additional fees related to an approved service will require separate approval by the Audit Committee. For purposes of the preceding sentence, in the event the independent auditor becomes aware that the corresponding fee level for a particular service is reasonably expected to exceed established amounts by the lesser of 25% or $100,000, the independent auditor shall advise the Audit Committee and the Chief Accounting Officer, and the additional fees shall be promptly submitted to the Audit Committee for approval. For all other additional fees in excess of an approved fee level, the Audit Committee may approve such additional fees after the performance of the corresponding service and prior to payment of the invoice for such services.
D. Delegation:
     The Audit Committee hereby delegates pre-approval authority, such that any two of its members may pre-approve permissible services. Members who exercise this authority shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. However, where the service proposed by the independent accountant relates to the Company’s internal control over financial reporting, the full Audit Committee must specifically consider, in advance, each proposed service and evaluate whether provision of that service would impair the accountant’s independence. Moreover, the full Audit Committee must specifically approve, in advance, any proposed change in nature, scope or extent of the internal control-related service. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent accountant to management.

E. Monitoring and Reporting:
     The Audit Committee will be informed on a quarterly basis of the services rendered by, including the fees of, the independent accountant in the previous quarter and on a cumulative basis for the fiscal year.
Effective Date and Term: Procedures are in effect as of date approved by the Audit Committee.

Appendix A
Annual Approval — Audit Services for Fiscal Year 200X
Audit Services consist of (1) the “annual Audit services engagement” and (2) “other Audit services”, which are those services that only the independent accountant reasonably can provide.
The Audit Committee annually approves the terms and fees for the annual Audit services engagement and, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.
Other Audit services may be pre-approved annually, if known, or may be specifically approved on an as-needed basis.
Dated:      , 200X

Service	Range of Fees
Statutory audits or financial audits for subsidiaries or affiliates of the Company

Services associated with SEC registration
statements, periodic reports and other
documents filed with the SEC or other documents issued in
connection with securities offerings (e.g., comfort
letters, consents), and assistance in responding to SEC comment letters

Consultations by the Company’s management as to
the accounting or disclosure treatment of
transactions or events and/or the actual or potential
impact of final or proposed rules, standards or
interpretations by the SEC, FASB, or other
regulatory or standard setting bodies (Note: Under
SEC rules, some consultations may be “audit-
related” services rather than “audit” services)

Annual Approval — Audit-Related Services for Fiscal Year 200X
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are traditionally performed by the independent accountant.
Dated:       , 200X

Service	Range of Fees
Due diligence services pertaining to potential business acquisitions/dispositions

Financial statement audits of employee benefit plans

Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

Internal control reviews and assistance with internal control reporting requirements*

Consultations by the Company’s management as to
the accounting or disclosure treatment of
transactions or events and/or the actual or potential
impact of final or proposed rules, standards or
interpretations by the SEC, FASB, or other
regulatory or standard-setting bodies (Note: Under
SEC rules, some consultations may be “audit”
services rather than “audit-related” services)

Access to EY’s Accounting Literature electronic tool

Attest services not required by statute or regulation

*	The full Audit Committee must specifically consider, in advance, each proposed service to the Company’s relating to internal control over financial reporting and evaluate whether provision of that service would impair the accountant’s independence. Moreover, the full Audit Committee must specifically approve, in advance, any proposed change in nature, scope or extent of the internal control-related service.

Annual Approval — Tax Services for Fiscal Year 200X
All Tax services involving large and complex transactions must be separately pre-approved by the Audit Committee.
It is prohibited to retain the independent accountant in connection with marketing, planning or opining in favor of the tax treatment of a transaction that is a Confidential Transaction; or an Aggressive Tax Position Transaction, that is, was initially recommended, directly or indirectly, by the independent accountant and a significant purpose of which may be tax avoidance, unless the proposed tax treatment is at least more likely than not to be allowable under applicable tax laws.
The independent accountant shall not be retained to provide any tax services for a person with oversight responsibility over any material component of the Company’s financial statements, except services for persons newly acquiring oversight responsibility and where the services were in process before the employment change and will be completed within 180 days. Tax services for members of the Board of Directors are not prohibited.
Dated:       , 200X

Service	Range of Fees
U.S. federal, state and local tax planning and advice*

U.S. federal, state and local tax compliance *

International tax planning and advice*

International tax compliance*

Review of federal, state, local and international income,
franchise, and other tax returns*

Licensing [or purchase] of income tax preparation software* from the independent accountant, provided the functionality is limited** to preparation of tax returns

*	Excludes persons with financial reporting oversight responsibilities.

**	If the software performs additional functions, each function must be evaluated separately for its potential impact on the accountant’s independence.

Annual Approval — Other Services for Fiscal Year 200X
Other permissible non-audit services, not included in classes discussed above, and set forth in the table below are pre-approved.
Dated:       , 200X
Service	Range of Fees
Prohibited Non-Audit Services
•	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit
     In addition, services or products provided under a contingent fee or commission, received directly or indirectly, are prohibited.
*Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.

Appendix B
Engagement of Independent Accountant
Specific Pre-approval Form

Date of Request
Requestor
Type of request:	_New engagement
_Change in scope
_Increase in fee (approval required in accordance with
Section II.C)
Business/functional Unit
Service to be	Choose one:
performed	_Audit
_Audit-related
_Tax services
_Other
Term
Estimated cost
Describe engagement

Is this a prohibited	_Yes
service? (see below)	_No
Does this engagement	_Yes
impair the	_No
independence of the IA?
Decision	_Approved
_Denied
Decision-makers	1 .
(requires 2)	2.
Decision relayed to	On
BU/Function	By
     Prohibited Services:
•	Bookkeeping or other services related to the accounting records or financial statements subject to audit

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing

•	Management function

•	Human resources

•	Broker-dealer, investment advisor or investment banking services

•	Legal services

•	Expert services unrelated to the audit
     Date: (Insert AC approval date)